UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): ( December 1, 2016)

BioTelemetry, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55039	46-2568498
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Cedar Hollow Rd Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Not Applicable
 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Share and Asset Purchase Agreement

On December 1, 2016, BioTelemetry, Inc. (the “Company”), through its directly or indirectly wholly-owned subsidiaries Telcare Acquisition, LLC (“Telcare Acquisition”) and BioTelemetry Care Management, LLC (“BioTelemetry Care Management,” and together with Telcare Acquisition, the “Buyers”), acquired TelCare Medical Supply, Inc. (“TelCare Supply”), a wholly-owned subsidiary of Telcare, Inc. (the “Seller”), and substantially all of the assets of the Seller pursuant to the terms and conditions of a Share and Asset Purchase Agreement dated as of December 1, 2016 by and among the Company, the Buyers and the Seller (the “Purchase Agreement”).   All transactions contemplated in the Purchase Agreement (the “Transaction”) were consummated on December 1, 2016.

At the closing of the Transaction, the Company, through the Buyers, (i) acquired all of the issued and outstanding shares of the capital stock of TelCare Supply, and (ii) acquired substantially all of the assets of, and assumed certain liabilities relating to, the Seller’s manufacturing, marketing, sale and distribution of blood glucose meters, test strips and the accessories associated with the testing of blood in connection with diabetes, including, without limitation, the provision of FDA cleared cellular enabled blood glucose meters and related telehealth services (the “Business”).  The acquired assets include, but are not limited to, inventory, contracts, intellectual property, equipment, furniture and fixtures and the associated goodwill, in each case, relating to the Business.

Upon the closing of the Transaction, the Company paid an aggregate purchase price of $7 million in cash.  This purchase price is subject to certain post-closing adjustments.  The Company also deposited $500,000 of the purchase price into an escrow fund for 12 months for the purposes of securing the indemnification obligations of the Seller to the Buyers for any and all losses for which the Buyers are entitled under the Purchase Agreement.  Under the terms of the Purchase Agreement, the Buyers are also obligated to pay up to an aggregate of $5 million in cash to the Seller upon the achievement of certain revenue targets during the fiscal years ending December 31, 2017 and December 31, 2018.

The Purchase Agreement includes certain customary representations, warranties and covenants on the part of the Buyers and the Seller.  The representations and warranties of the parties in the Purchase Agreement (i) have been made solely for the benefit of the other parties to the Purchase Agreement, and were not intended to be, and should not be, relied upon by any person other than such parties, including shareholders of the Company; (ii) should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties; (iii) in some cases have been qualified by disclosures that were made to the other parties in connection with the negotiation of the Purchase Agreement, which disclosures are not necessarily reflected in the Purchase Agreement; and (iv) may apply standards of materiality in a way that may differ from standards of materiality applied by investors. The Purchase Agreement includes various other provisions customary for transactions of this nature, including indemnification provisions.  The foregoing is a summary of the material provisions of the Purchase Agreement.  This summary is not intended to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement that will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2016.

Item 2.01 Completion of Acquisition of Disposition of Assets

We incorporate the information set forth in Item 1.01 with respect to the closing of the Transaction into this Item 2.01 by reference.

Item 9.01 Financial Statements and Exhibits

(a)              Financial Statements of Businesses Acquired.

The financial information required to be filed by Item 9.01(a) to Form 8-K shall be filed as part of an amendment to this Current Report on Form 8-K as soon as practicable after the date hereof, but not later than 71 days after this Current Report on Form 8-K would otherwise be required to be filed.

(b)              Pro Forma Financial Information.

The pro forma financial information required to be filed by item 9.01(b) to Form 8-K shall be filed as part of an amendment to this Current Report on Form 8-K as soon as practicable after the date hereof, but not later than 71 days after this Current Report on Form 8-K would otherwise be required to be filed.

(c)               Not Applicable

(d)              Not Applicable

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTELEMTRY, INC.

Date: December 7, 2016	By:	/s/ Peter Ferola
Senior Vice President and General Counsel